January 29, 2014

Dear Scott:

Thank you for your contributions to the Company’s success and congratulations on your promotion to evp and chief financial officer effective February 3, 2014.

Here Are The Specifics Of Your Offer:

Base Salary
You will be paid at a base salary that annualizes to $550,000.

Executive Management Bonus Plan
You will be eligible to participate in the Executive Management Bonus Plan (EMBP) effective with your promotion. Your new bonus target will be 75% of your eligible base salary. For fiscal 2014 your bonus will be prorated based on your promotion date. From the beginning of fiscal 2014 up to your promotion date, your potential bonus will be under the General Management Incentive Plan (GMIP) at a 55% bonus target, based on your salary immediately before your promotion and from your promotion date through fiscal year end your potential bonus will be under the EMBP at a 75% bonus target, based on your salary at fiscal year end. For more information about the EMBP, please talk with your Partner Resources contact. Starbucks Corporation (“Starbucks” or the “Company”) reserves the right to review, change, amend, or cancel incentive plans at any time.

Promotional Equity Award
You will be eligible to receive an equity award with an economic value of $600,000 (USD) under the 2005 Key Employee Sub-Plan to Starbucks Corporation Amended and Restated 2005 Long-Term Equity Incentive Plan (the "Key Employee Plan") with 50% of the economic value in the form of restricted stock units and 50% of the economic value in the form of stock options to purchase shares of Starbucks common stock. Your eligibility for the restricted stock units and stock options is subject to approval by the Compensation and Management Development Committee of the Board of Directors (the "Committee") or its designee. The exercise price of the options will be the regular trading session closing price of a share of Starbucks stock on the grant date. The grant date for your equity awards will be on or after the date of your promotion and otherwise effective in accordance with the Company's equity grant timing guidelines. The restricted stock units will vest 50% on the second anniversary of the grant date and 50% on the fourth anniversary of the grant date, subject to your continued employment. The stock options will vest in equal installments over a period of four (4) years, beginning on the first anniversary of the grant date, subject to your continued employment.

To ensure processing of this grant, please sign this offer letter and fax a copy to Stock Administration at 206-903-2956. To confirm the fax was received or if you have any other stock questions, please contact the Stock Administration team at stockadm@starbucks.com.

Long-Term Incentive
Starbucks Total Pay philosophy includes long-term incentives. Each year, as determined by the Committee, you may be eligible to receive an equity award under the Key Employee Plan with 50% of the economic value in the form of performance restricted stock units and 50% of the economic value in the form of stock options to purchase shares of Starbucks common stock. Annual awards are typically granted in November and are contingent upon Committee approval after considering a number of factors. Starbucks reserves the right to review, change, amend, or cancel long-term incentive plans at any time.

Stock Ownership
As a senior executive, the Company’s executive stock ownership guidelines will apply to you. The guidelines require covered executives to achieve a minimum investment in Starbucks stock within five (5) years. Your minimum investment is currently three (3) times your annual base salary. A copy of the guidelines will be provided to you.

Executive Life Insurance
You will continue to receive partner life coverage equal to three (3) times your annualized base salary, paid for by Starbucks. You may purchase up to an additional two (2) times your annualized base salary (for a total of five (5) times salary) to a maximum life insurance benefit of $2,000,000.

Executive Physical Exam
You will continue to be eligible to participate in Starbucks executive physical program. For more information, please contact Partner Resources.

Insider Trading Policy
You will continue to be subject to the restrictions on trading in Company securities as set forth in the Company’s Insider Trading Policy.

Section 16 Obligations
In your new role, you will be subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, and responsible for filings with the Securities Exchange Commission. Starbucks legal counsel will assist you with your filings.

Recovery of Incentive Compensation Policy
As a Section 16 officer of the Company, you are also subject to the Starbucks Recovery of Incentive Compensation Policy (the “Clawback Policy”). The Clawback Policy is included in the attached consent which you are required to sign indicating that you have read and agree to the terms and conditions of the policy.

Coffee Hedging
As an officer of the Company, you are prohibited from trading in coffee commodity futures for your own account. If you have further questions, please talk with your Partner Resources contact.

Your employment with Starbucks will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, not prohibited by law.

On behalf of the entire team, I wish you the best in your new role and look forward to your continued success and partnership.

Warm regards,

/s/ Troy Alstead

Troy Alstead
chief operating officer

cc:	Partner File Stock Administration (S-HR3)

Enc.:	Non-Competition Agreement Starbucks Recovery of Incentive Compensation Policy Consent

I accept employment with Starbucks Corporation, or its wholly-owned subsidiaries, according to the terms set forth above.

/s/ Scott Maw	1/29/14
Scott Maw	Date of Acceptance

Please fax this signed letter to: Stock Administration at 206-903-2956.